As filed with the Securities and Exchange Commission on February 6,  2014

Registration No. 333-172395

Registration No. 333-143746

Registration No. 333-131927

Registration No. 333-105665

Registration No. 333-98265

Registration No. 333-62768

Registration No. 333-53671

Registration No. 333-22659

Registration No. 333-19085

Registration No. 033-56567

Registration No. 033-26302

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172395

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-143746

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-131927

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-105665

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-98265

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-62768

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-53671

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-22659

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-19085

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-56567

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-26302

UNDER

THE SECURITIES ACT OF 1933

HARRIS TEETER SUPERMARKETS, INC.

(Exact name of registrant as specified in its charter)

North Carolina	56-0905940
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

701 Crestdale Road
Matthews, North Carolina	28105
(Address of Principal Executive Offices)	(Zip Code)

RUDDICK CORPORATION 2011 INCENTIVE COMPENSATION PLAN

RUDDICK RETIREMENT AND SAVINGS PLAN

RUDDICK CORPORATION DIRECTOR DEFERRAL PLAN

RUDDICK CORPORATION 2002 COMPREHENSIVE STOCK OPTION AND AWARD PLAN

RUDDICK CORPORATION FLEXIBLE DEFERRAL PLAN

RUDDICK CORPORATION 2000 COMPREHENSIVE STOCK OPTION AND AWARD PLAN

RUDDICK CORPORATION 1997 COMPREHENSIVE STOCK OPTION AND AWARD PLAN

CERTAIN OPTIONS GRANTED TO NON-EMPLOYEE DIRECTORS OF RUDDICK CORPORATION

RUDDICK CORPORATION 1995 COMPREHENSIVE STOCK OPTION PLAN

RUDDICK CORPORATION 1993 INCENTIVE STOCK OPTION AND STOCK APPRECIATION RIGHTS PLAN

(Full Title of the Plan)

PAUL W. HELDMAN

Secretary

Harris Teeter Supermarkets, Inc.

701 Crestdale Road

Matthews, North Carolina 28105

(Name and Address of Agent for Service)

(704) 844-3100

Telephone Number, Including Area Code, of Agent for Service

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non- accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of Harris Teeter Supermarkets, Inc., a North Carolina corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

1.                                      Registration Statement No. 333-172395, registering 2,600,000 shares of Company common stock, no par value (“Common Stock”) under the Ruddick Corporation 2011 Incentive Compensation Plan, as previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 23, 2011;

2.                                      Registration Statement No. 333-143746, registering 1,000,000 shares of Common Stock under, and an indeterminate amount of interests to be offered or sold pursuant to, the Ruddick Retirement and Savings Plan, as previously filed with the SEC on June 14, 2007;

3.                                      Registration Statement No. 333-131927, registering 500,000 shares of Common Stock under the Ruddick Corporation Director Deferral Plan, as previously filed with the SEC on February 17, 2006;

4.                                      Registration Statement No. 333-105665, registering 2,000,000 shares of Common Stock under the Ruddick Corporation 2002 Comprehensive Stock Option and Award Plan, as previously filed with the SEC on May 29, 2003;

5.                                      Registration Statement No. 333-98265, registering $10,000,000 of Deferred Compensation Obligations under the Ruddick Corporation Flexible Deferral Plan, as previously filed with the SEC on August 16, 2002;

6.                                      Registration Statement No. 333-62768, registering 1,200,000 shares of Common Stock under the Ruddick Corporation 2000 Comprehensive Stock Option and Award Plan, as previously filed with the SEC on June 11, 2001;

7.                                      Registration Statement No. 333-53671, registering 700,000 shares of Common Stock under the Ruddick Corporation 1997 Comprehensive Stock Option and Award Plan, as previously filed with the SEC on June 14, 2007;

8.                                      Registration Statement No. 33-22659, registering 7,000 shares of Common Stock relating to certain options granted to non-employee directors of Ruddick Corporation, as previously filed with the SEC on March 3, 1997;

9.                                      Registration Statement No. 333-19085, registering 600,000 shares of Common Stock under the Ruddick Corporation 1995 Comprehensive Stock Option Plan, as previously filed with the SEC on December 31, 1996;

10.                               Registration Statement No. 033-56567, registering 1,000,000 shares (adjusted for stock splits) of Common Stock under the Ruddick Corporation 1993 Incentive Stock Option and Stock Appreciation Rights Plan, as previously filed with the SEC on November 22, 1994; and

11.                               Registration Statement No. 033-26302, registering 2,400,000 shares (adjusted for stock splits) of Common Stock under the Ruddick Corporation 1982 Incentive Stock Option Plan and the 1988 Incentive Stock Option Plan, as previously filed with the SEC in December 1988.

On January 28, 2014, pursuant to an Agreement and Plan of Merger, dated as of July 8, 2013, by and among the Company, The Kroger Co., an Ohio corporation (“Parent”), and Hornet Acquisition, Inc., a North Carolina corporation and wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Company terminated all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

This Post-Effective Amendment to the Registration Statements is being filed solely for the purpose of deregistering any and all securities previously registered under the Registration Statements that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 6th day of February, 2014.

HARRIS TEETER SUPERMARKETS, INC.

By:	/s/ Bruce M. Gack
Bruce M. Gack
Vice President